Lithium Technology Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Theo M.M. Kremers (610) 256-1567 sales@lithiumtech.com

Lithium Technology Corporation Appoints
Timothy Ryder as Chief Financial Officer

Philadelphia, PA — January 4, 2010 —  Lithium Technology Corporation (LTC) announced today the appointment of Timothy Ryder as Chief Financial Officer effective January 4, 2010.

The appointment formally splits the CFO and CEO positions jointly held by Theo M.M. Kremers for the past fourteen months. CEO Kremers will focus his efforts on LTC's strategic planning, and Ryder will combine the CFO function with his General  Manager responsibilities.

"I'm very pleased that Tim will further the growth and development of LTC in the US," says Kremers. "The accounting team did a tremendous job overseeing the company's filings and getting them current with the regulator. The next frontier is to appropriately embed operational reporting and continue our efforts to improve operational performance."

Having previously worked together at several companies, Kremers and Ryder have established a track record of successful collaboration. At MARC Global Inc, Kremers was Founder and CEO while Ryder served as Corporate Secretary. When Kremers was Chairman and CEO of Excelergy, Ryder was the company's CFO. Ryder has a degree in mathematics from The Citadel and an MBA from the Darden School at the University of Virginia.

For more information, please visit www.lithiumtech.com.

ABOUT. Lithium Technology Corporation (LTC) is a global manufacturer of large format cylindrical Li Ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of hybrid electric and electric vehicles.

Safe Harbor for Forward-looking Statements: The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.